EXHIBIT 10.11

W.P. Wylie Vice President Human Resources and Administration

February 13, 2001

Mr. Kenneth C. Dahlberg:

Dear Mr. Dahlberg

On behalf of General Dynamics Corporation, we are pleased to extend an offer to you for the position of Executive Vice President — Information Systems and Technology. In this position you will be an officer of the Corporation and will report to Nicholas D. Chabraja, Chairman and Chief Executive Officer. Please understand that your election to officer status is subject to approval by the Board of Directors. Your starting salary will be paid bi-weekly at a rate equivalent to $450,000 annually.

You will be eligible to participate in the Corporation’s Incentive Compensation and Long-Term Incentive Programs. Annual awards for Incentive Compensation are dependent upon your performance as well as the corporation’s performance. The Long-Term Incentive Program (LTIP) provides annual awards of stock options and performance-restricted stock. The present value of your long-term award will be approximately $1,100,000. Part of this award is in the form of options and part in the form of performance restricted stock. Please note that all long-term equity awards are subject to approval by the Compensation Committee of the Board of Directors. The value of your total direct compensation (salary, bonus, and long-term equity) is about $2,000,000. Tommy Augustsson (703-876-3473) will discuss the details of this program at your convenience.

In addition, you will be granted restricted shares of General Dynamics stock which will serve to offset the forfeiture of your non-vested Raytheon stock options. The grant value will be the average of the high and low on your first day of work and restrictions will lapse according to the original vesting schedule. Also, you will be granted restricted shares of General Dynamics stock to offset forfeitures of Raytheon shares. These shares will have a two year restriction period.

Using the February 12, 2001 closing prices of Raytheon (RTNb - $33.30) and General Dynamics (GD - $66.41) as an illustration, the resulting awards would be a grant of 40,293 shares of restricted stock. (See Enclosure for details of the calculations of this example.)

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3415
Fax 703 876 3550
pwylie@generaldynamics.com

General Dynamics Private Information

February 13, 2001

In the event you are involuntarily terminated, other than for cause, during the first three years of your employment, your salary and benefits would continue through that period.

This offer of employment is contingent upon filling out the application form previously transmitted to you as well as successful completion of a pre-employment drug screening.

Also, a presumptive condition for employment is that your bonus for performance year 2000 is paid by your current employer and that the non-vested options and restricted shares indeed are forfeited.

As a corporate officer, you will be offered the Corporate Office benefits programs (i.e., health insurance, disability insurance, etc.). Henry Eickelberg (703-876-3409) and Bob Stewart (703-876-3408) will enroll you in these programs upon your first day of work. The perquisite program for corporate officers has previously been transmitted to you. If you have any questions, please call me.

Please acknowledge your acceptance or rejection of this offer by completing the Acceptance/Rejection enclosure and returning it to me by 2 March 2001. If you accept the offer, please complete and return the application form also.

We at General Dynamics are looking forward to a positive response from you.

Sincerely,

/s/ T.R. Augustsson

for W.P. Wylie

Enclosures